Exhibit 10.11.1

MANAGEMENT AGREEMENT

     This Agreement by and between The Covenant Group, Inc., hereinafter referred to as “Manager”, a Texas. corporation having its principal place of business in Ft. Worth, Texas, and TEALRIDGE MANOR CORPORATION, hereinafter referred to as “Owner”, having its principal place of business in Oklahoma City, Oklahoma.

     WHEREAS, Owner is building a certain Retirement Facility, hereinafter referred to as “Facility, “ at Oklahoma City, Oklahoma and;

     WHEREAS, Owner desires to employ Manager, by this Agreement, to provide management services to operate the Facility;

     NOW; THEREFORE, in consideration of their mutual covenants herein contained, Owner hereby employs Manager to perform the duties and to provide the services hereinafter described and Manager does hereby accept such employment on the terms and condition hereinafter set forth.

SECTION ONE

     1.1 Control. Owner shall be the owner and holder of all leases, licenses, permits, occupancy agreements, and contracts in connection with the Facility. Owner shall at all times exercise control over the assets and the affairs of the Facility, and Manager shall perform the duties herein required to be performed by it as Independent Contractor of Owner and with the polities and directives from time to time adopted by Owner. Owner shall, at all times, be responsible for the direction of the Facility and for general supervision over activities of Manager.

     1.2 Financial Requirements. Manager will present to Owner for its approval annual fiscal year Operating Budgets, Capital Budgets, and Cash Budgets necessary for the operation of the Facility. Upon receiving approval of the proposed budgets and capital program, Manager will carry out the Operating and Capital Programs of the Facility as proposed and approved, to the extent that funds are made available by Owner. Manager will not enter into any contracts in excess of $500 without prior written consent of Owner.

     1.3 Reports. Manager shall furnish Owner with a monthly report detailing the performance of the Facility during the preceding month. The report shall contain, among other things, statistics regarding occupancy, expenses incurred, revenues, a profit and loss statement and similar matters along with supporting documentation. Additionally, narrative explanation will be provided as an addendum to said report as Manager deems reasonably necessary or as requested by Owner to make the report informative. Monthly reports shall be furnished to Owner no later than the close of business on the 15th day of the calendar month next following the month for which the report is being made. Owner shall at all times be entitled to audit all books and records pertaining to the facility.

     1.4 Ownership of Books and Records. Ownership of all books and records shall be the property of the Facility and Owner. Upon termination of this agreement, all records, books, computer software, files, and other similar items shall remain or be delivered to the Facility for the benefit of Owner.

     1.5 General Management. Subject to the foregoing, Manager is hereby given general authority to supervise and manage the day-to-day operation of the Facility and to perform the specific duties hereinafter set out.

SECTION TWO

Management Services

     Management Services to be provided shall include the following specific activities which shall be performed by Manager within the guidelines established by Owner.

     2.1 Inventory. Preparation of specifications of quality and quantity of supplies necessary for the continuity of operation.

     2.2 Operating Qualification. Assistance in obtaining and/or maintaining appropriate Licenses and Permits for the operation of the Facility.

     2.3 Maintenance or Qualification. Assistance in qualifying the Facility to receive maximum benefits from Federal, State, anal Local agencies, when and if available.

     2.4 Personnel. Supervision of all personnel.

     2.5 Accounting Reports. Institute adequate procedures and forms for furnishing to Owner monthly operating statements.

     2.6 Tax Statements. Obtaining and verifying for Owner all tax statements in connection with the Facility.

     2.7 Standard of Services. Monitor the quality of services provided by the Facility on a continuing basis and make every effort to maintain the highest level of service possible within budget limitations.

     2.8 Prices. Recommend participating in or contracting for goods or services which can reduce expenses of the operation.

     2.9 Vendors. Make available to the Facility such supply and equipment Purchasing Contracts that are or may become available which could reduce expenses of operation. Manager shall, subject to limitations in Paragraph 1.2 hereof, enter into such contracts on behalf of and in Owner’s name.

     2.10 Business Systems. Develop, implement, and supervise business office systems, including accounting, bookkeeping, payroll and the timely payment of appropriate taxes on behalf of Owner.

     2.11 Market Plan. Develop and implement a marketing plan based on existing and/or projected marketing needs of the Facility. Owner shall have prior approval of the annual budget for said marketing activities.

     2.12 Staffing and Operational Systems. Monitor and Supervise staffing levels, materials handling, equipment utilization, scheduling systems, and inventory controls throughout the Facility and on a quarterly basis report on the effectiveness of such activities.

     2.13 Insurance. Manager shall review the Facility’s insurance needs and make recommendations with respect thereto to Owner. With prior written approval of Owner, Manager shall enter into Insuranq’e Contracts on behalf of Owner.

     2.14 Government Regulation. Manager shall, within financial limits, use its best efforts to cause all things to be done in and about the Facility necessary to comply with the requirements of all applicable statutes, ordinances, laws, rules, regulations or order of any governmental or regulatory body having jurisdiction in the premises, respecting the use of the Facility, maintenance, or operation thereof, including state, federal, or local regulation.

     2.15 Deposit and Disbursement of Funds. All income or other monies received from the operation of the Facility together with all accounts and all other assets or property generated, created or which shall accrue from the operation of the Facility shall belong to Owner and shall be its property absolutely. Payment of all operating costs, wages, salaries, expenses, and fees incurred or sustained in the operation of the Facility is solely the obligation of Owner. Owner shall designate the depository to be used by Manager in connection with the operation of the Facility. All monies received from the property shall be deposited in a control account accessible only by owner. A separate account also belonging to Owner but accessible by Manager shall be used to pay operating expenses. In all events, appropriate accounting safeguards to ensure the integrity of the accounts will be instituted by Owner and complied with by Manager.

     2.16 Collection of Accounts. Manager shall supervise and direct the collection of all accounts due Owner and shall take all reasonable steps necessary to minimize the amount of bad debts.

     2.17 Legal Actions. Manager shall, with prior written approval Owner, institute in the name and at the expense of Owner, any and all legal actions or proceedings necessary to collect charges, rent or other sums due the Facility or to evict or dispossess Tenants or other persons unlawfully in possession under any Lease, Rental Agreement, License, or Concessionaire.

     2.18 Rates. Manager and Owner recognize the importance of maintaining rates which enable the Facility to pay its obligations while minimizing cost to Tenants. From time to time, Manager will recommend to Owner, for approval, rate structures which take into account the financial obligations of the Facility and the level or rates at other comparable Facilities nearby.

     2.19 Employment of Personnel. Manager shall interview, hire, train, pay supervise, and discharge the personnel necessary to be employed in order to property maintain and operate the Facility, including, without limitation, and Administrator or Supervisory Personnel who shall reside at the Facility. Such personnel shall in every instance be deemed employees of Manager and not of Owner, and Owner shall have no right to supervise or direct such employees. All reasonable salaries, wages, and other compensation of personnel employed by Manager hereunder, including so-called fringe benefits, medical and health insurance, pension plans, social security, taxes, workmen’s compensation, insurance, and the like, shall be deemed to be reimbursable expenses of Manager pursuant to Paragraph 2.14. In this connection, Manager shall provide Owner with schedules listing all employees utilized at Facility including their number, titles, salary, fringe benefits, and evidence of bonding or coverage under Manager’s crime insurance policy.

     Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture between Owner and Manager or to cause Manager to be responsible in any way for the debts or obligations or Owner of any other party (but nothing contained herein shall affect Manager’s responsibility to transmit payments for the account of Owner as provided herein), it being the intent on of the parties that the only relationship hereunder is that of, Manager and Owner, and Manager will not represent to anyone that its relationship to owner is other than that set forth herein.

     2.20 Shortfall or Excess Revenue. Any shortfall in the operations of the Facility shall be funded to Manager by Owner on or before the 15th of each month following the month such shortfall occurs.

     2.21 Manager shall indemnify and hold harmless Owner for loss, damage, liability, costs, or expenses (including reasonable attorney’s fees) arising from the performance or non-performance of contractual and customary responsibilities undertaken as Manager of Facility. If Manager is expressly directed by Owner to perform or not perform some duty or action that Manager would have otherwise taken, Manager may request that Owner provide certain indemnities or other assurances that Manager will be relieved of any liability in said performance or non-performance of such duty or action.

SECTION THREE

     3.1 Management Fee. Owner shall pay Manager a management fee hereunder an amount equal to $2,000 per month. After occupancy averages ninety-five (95%) for three (3) months at rental rates approved by Owner and is subsequently maintained at such rates, the fee would then escalate to $4,000 per month. Such fee shall be paid each month, payable on or before the tenth day of each month’ for the preceding month.

     3.2 Inadvertent Non-Performance. Manager shall not be deemed to in violation of this Agreement if it is prevented from performing any of its obligations hereunder for any reason beyond its control, including without limitation, acts of God, fire, the elements, flood, strikes, limitations of Facility’s financial resources or statutory regulations or rules of the Federal, State, or Local government or any Agency thereof.

     3.3 Manager shall be compensated at the rate of $2,000 per month for its monitoring and implementing the leasing program of the Facility.

SECTION FOUR

Miscellaneous

     4.1 Term.

(a)	The primary term of this Agreement shall, be for a period of three (3) years commencing on the date the contract is executed.

(b)	The term of this Agreement shall automatically .be extended for successive additional terms of three (3) years unless either party hereto elects to terminate as is hereinafter provided, or gives written notice of termination at least thirty (30) days prior to the end of each term.

(c)	This Agreement may, be terminated for any reason at any time by Owner or Manager upon thirty (30) days prior written notice.

     4.2 Notices. Any notice or other communications by either party to the other shall be in writing and shall be given and deemed to have been given, if either delivered personally or mailed postage prepaid, registered or certified mail addressed as follows:

To Owner:	Tealridge Manor Corporation
P.O. Box 11000
Oklahoma City, Oklahoma 73136-1100

To Manager:	Gary D. Staats, President
The Covenant Group, Inc.
5208. Airport Freeway, Suite 130
Fort Worth, Texas 76117

     4.3 Modification and Changes. This Agreement can not be modified except by other Agreement in writing and duly executed by both parties.

     4.4 Manager as Independent Contractor. It is expressly agreed by both parties hereto chat Manager is at all times hereunder -acting and performing as an Independent contractor and that no act commission or omission of either party hereto shall be construed to make or render the other party, its agent, joint venturer, or associate, except to the extent specified herein.

     4.5 Authority of Manager. Manager represents to Owner that Manager is fully qualified and licensed under applicable law to manage real estate and perform all obligations under this agreement.

     4.6 Construction. In the event one or more of the contained in this Agreement shall be invalid, illegal, or unenforceable in any respect under applicable law, the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be impaired thereby.

     4.7 Heading. The headings contained herein are for only and are not intended to define, limit, or describe the scope or intent of any provision of the Agreement.

     4.8 Governing Law. This Agreement shall be deemed to have been made and shall be construed and interpreted in accordance with the laws of the State of Oklahoma.

     4.9 Successors and Assigns. This Agreement may not be assigned by Manager without the expressed written consent of Owner.

     This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, successors, and assigns (where permitted) of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the 1st day of September, 1991.

“OWNER” TEALRIDGE MANOR CORPORATION
BY:	/s/ Kevin E. Jacobs
Kevin E. Jacobs, Vice President

“MANAGER” THE COVENANT GROUP, INC.
BY:	/s/ Gary D. Staats
Gary D. Staats, President